Exhibit 10.1

November 3, 2026

Bradford Shellhammer

Promotion to Chief Executive Officer of 1stdibs.com, Inc.

Dear Bradford:

I am pleased to confirm your promotion to the position of Chief Executive Officer of 1stdibs.com, Inc. (the “Company”), reporting to the Board of Directors of the Company (the “Board”), effective as of January 1, 2027 (the “Promotion Date”). This letter amends, restates and supersedes in its entirety your offer letter from the Company dated May 6, 2025, as revised on June 4, 2025 (the “Original Offer Letter”). The Company acknowledges that your Start Date was August 1, 2025. Until December 31, 2026, you will continue to serve in your current position and your compensation and benefits will remain as set forth in the Original Offer Letter. The terms of this letter will govern your employment from and after the Promotion Date.

Location. You will continue working remotely from your home office in New York and from our New York office. You acknowledge that you must inform the Company in advance of any change in work location, and that any work location must be where the Company has an established business presence. You understand that the Company may require that you report to the Company office in New York as may be necessary to fulfill your responsibilities.

Compensation. You will receive a bi-weekly base salary of $23,076.92, for an annual equivalent of $600,000 (the “Base Salary”), payable according to the Company’s usual payroll practices, less applicable withholding and taxes as required by law (prorated for any partial years of employment). This is a full-time, exempt position, meaning you will not be eligible for overtime compensation.

Annual Bonus. Your annual bonus target for the 2027 Executive Bonus Plan shall be $600,000. To be eligible for any annual bonus, you must be employed in good standing with the Company and not under notice of resignation or termination on the date any such bonus is due to be paid. Annual bonuses for any calendar year, if any, will be paid on or before March 31 of the following calendar year.

Signing Bonus. You previously received a signing bonus in the amount of $200,000 (the “Signing Bonus”) under the Original Offer Letter. If you resign or are terminated for Cause (as defined below) within 24 months after your Start Date (as defined in the Original Offer Letter), you will be required to repay 50% of the Signing Bonus to the Company within 30 days of your termination or resignation date. You agree that the repayment agreement, dated as of June 5, 2025 (the “Repayment Agreement”), between you and the Company continues to apply to the

Signing Bonus. For purposes of this Signing Bonus, “Cause” shall mean: (i) your refusal or failure to comply with any of the Company’s lawful and reasonable directives, or to perform the duties and responsibilities assigned by the Company; (ii) your misconduct including, but not limited to, your violation of any of the Company’s policies or procedures; (iii) your conviction of or plea of nolo contendere to a felony or any crime involving moral turpitude; and/or (iv) your dishonesty, bad faith, gross negligence, or willful or reckless disregard of your job duties.

Retention Bonus. You previously received a retention bonus in the amount of $100,000 (the “Retention Bonus”) under the Original Offer Letter. If you resign or are terminated for Cause within 24 months after your Start Date, you will be required to repay 100% of the Retention Bonus to the Company within 30 days of your termination or resignation date. You agree that the Repayment Agreement continues to apply to the Retention Bonus.

Equity Incentive. Subject to approval by the Board which approval will be sought only following the Promotion Date in accordance with the Company’s usual equity grant practices, you will be granted the following awards of restricted stock units (“RSUs”) covering shares of Company common stock (in each case, subject to appropriate adjustment for any stock split, stock dividend, combination or other recapitalization or reclassification): (i) an annual equity grant of 360,000 RSUs which, subject to your continued employment with the Company through each applicable vesting date, will vest in equal quarterly installments over three (3) years commencing on June 8, 2027; and (ii) a one-time promotion grant of 200,000 RSUs which, subject to your continued employment with the Company through each applicable vesting date, will vest in equal quarterly installments over five (5) years commencing on June 8, 2027. Your RSU awards will be subject to the terms and conditions of the 1stDibs, Inc. 2021 Stock Incentive Plan (as amended from time to time) and the applicable restricted stock unit agreement thereunder, which you will receive promptly following the grant date of your awards.

Benefits Plans. You will continue to be eligible to participate in the Company’s benefit plans, subject to their terms. The Company reserves the right to modify, suspend or terminate the plans, at its sole discretion.

Paid Time Off (PTO). You will continue to be eligible to take part in the Company’s Paid Time Off (PTO) policy, which currently permits flexible time off. All PTO requests are subject to the terms and conditions of the policy. The Company reserves the right to modify, suspend or terminate the policy, as its sole discretion.

Severance. You shall continue to be eligible for the Company’s Executive Severance Plan.

Indemnification and Advancement. The Company will enter into its standard form of indemnification agreement with you, effective no later than the Promotion Date (the “Indemnification Agreement”), and will cover you under its directors’ and officers’ liability insurance on the same basis as its other directors and executive officers, during your employment and thereafter.

Confidentiality Agreement. As a condition of your continuing employment with the Company, you will continue to be bound by, and comply with, the Employee Assignment of Intellectual Property, Confidentiality, Non-Compete, and Non-Solicitation Agreement, dated as of May 14, 2025, between you and the Company (the “Confidentiality Agreement”).

You hereby represent and warrant to the Company that you (i) are not subject to any written non-solicitation, non-competition or any other agreement which might affect or limit your continuing employment with the Company, (ii) are not subject to any written confidentiality or non-use/non-disclosure agreement affecting your continuing employment with the Company, and (iii) have not brought and will not bring to the Company any trade secrets, confidential business information, documents, or other personal property of a prior employer.

Company Policies. You will continue to be bound by, and comply with, the Company’s policies, and any other rules as may be set forth in writing and provided to you. You agree to abide by those policies and rules and any subsequent changes as set forth in writing and communicated to the Company from time to time by the Company and to abide by any confidentiality restrictions that the Company may require of you.

“At Will” Employment. Your employment with the Company will continue to be “at will.” This means that you may terminate your employment with the Company at any time, with or without notice or cause. The Company similarly may terminate your employment at any time, with or without notice or cause. Additionally, the Company may alter the terms and conditions of your employment at any time, with or without cause. Your participation in any benefit program shall not be regarded as assuring employment for any particular period of time, and no statement, representation, or conduct of any person or entity may alter the at will nature of your employment with the Company unless such statement is set forth in writing and signed by a member of the Board. The Company also reserves the right to modify or change your compensation and benefits at any time for any reason, among other factors, change of your work location, provided that certain modifications or changes may result in benefits to you under the Executive Severance Plan.

This letter, together with the Confidentiality Agreement, the Executive Severance Plan, the Indemnification Agreement and the other documents expressly referenced herein, sets forth the entire agreement between you and the Company and supersedes any and all prior or contemporaneous agreements or understandings, written or oral, pertaining to your employment with the Company, including without limitation the Original Offer Letter (provided that the terms of the Original Offer Letter shall continue to govern your employment through December 31, 2026).

You acknowledge that you have not relied upon any representations (oral or otherwise) other than those explicitly stated in this letter. Additionally, this letter cannot be changed or modified except by a separate writing signed by you and a duly authorized officer of the Company.

Binding Arbitration. You and the Company intend and agree that all disputes concerning the application, interpretation or enforcement of this letter or otherwise arising out of or relating to the employment relationship between you, on the one hand, and the Company on the other hand, excluding claims of sexual harassment, sexual assault or claims otherwise not arbitrable by law, and claims for indemnification or advancement of expenses (which shall be resolved as provided in the Indemnification Agreement), shall be resolved exclusively by final and binding arbitration before a single arbitrator in accordance with the Employment Rules of the American Arbitration Association then in effect. The arbitration shall be held in New York City, NY. The arbitrator shall have the authority to permit the parties to engage in reasonable pre-hearing discovery and award any relief that would be available in a court of general jurisdiction in the state in which you are or were last employed. The arbitrator will not have the authority to award attorneys’ fees to the prevailing party in the absence of a statutory or substantive legal basis for such recovery, or unless such recovery is otherwise authorized expressly by a written agreement. This arbitration agreement shall be governed, both substantively and procedurally, by the Federal Arbitration Act (FAA) to the exclusion of any state law inconsistent with the FAA. Any dispute regarding the validity, scope or enforceability of this arbitration agreement, or the arbitrability of any claim, shall be resolved by a court, not by the arbitrator, unless otherwise agreed by you and the Company in writing.

Waiver of Class and Collective Actions. You and the Company expressly intend and agree that, to the fullest extent allowable by applicable law: (a) class and collective action procedures shall not be asserted and will not apply in any arbitration pursuant to this letter; (b) neither you nor the Company will assert class or collective claims against the other in court, in arbitration, or otherwise; (c) each party shall only submit their own individual claims in arbitration and will not seek to represent the interests of any other person; (d) any claims by you will not be joined, consolidated, or heard together with the claims of any other employee without the mutual consent of the parties to the proceedings; and (e) notwithstanding anything herein to the contrary, you and the Company agree that if twenty-five or more separate claims are asserted against the Company by the same or coordinated counsel, and your claim is one of them, the procedures of the AAA Mass Arbitration Supplementary Rules shall govern the arbitration. If for any reason, this provision is found to be unenforceable or invalid, in whole or in part, the void or unenforceable provision shall be severed and that adjudication shall not affect the validity of the remainder of this arbitration agreement. You and the Company fully understand and agree that each is giving up the right to a jury trial or to file a lawsuit in court against the other, and the right to bring a class or collective action against the other in court or in arbitration, to the greatest extent allowable under applicable federal law, regarding any claims subject to this binding arbitration agreement.

If the terms of this letter are acceptable to you, please sign and return this letter to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions stated herein.

Should you have any questions, please do not hesitate to reach out. Congratulations on your promotion, we very much look forward to your continued leadership of the Company.

Very truly yours,

1stdibs.com, Inc.
By:
/s/ David Rosenblatt
David Rosenblatt, Chief Executive Officer

I have read and understood this letter and hereby acknowledge, accept, and agree to the terms set forth above.

/s/ Bradford Shellhammer
Bradford Shellhammer